Exhibit 23.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A, of Wise Sales, Inc., of our report dated June 28, 2010 on our audit of the financial statements of Wise Sales, Inc. as of December 31, 2009, and the related statements of operations, statements of stockholders' equity, and statements of cash flows, for the years ended December 31, 2009 and since inception on September 10, 2008 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
October 25, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351